Exhibit 99.1

KINS Technology Group Inc. Announces Execution of Merger Agreement to Acquire Leading Workplace Experience Platform Business

Your publication date and time will appear here. | Source: KINS Technology Group Inc

PALO ALTO, Calif., Sept. 26, 2022 (GLOBE NEWSWIRE) -- KINS Technology Group Inc (NASDAQ: KINZ) (“KINS”), a special purpose acquisition corporation sponsored by KINS Capital LLC, announced the execution of an agreement and plan of merger the (“Merger Agreement”) pursuant to which it will acquire a leading-edge workplace experience application business from Inpixon (NASDAQ: INPX). The transaction will be structured as a business combination with Inpixon’s wholly owned subsidiary, CXApp Holdings Corp (“CXApp”) and is anticipated to result in Inpixon shareholders receiving shares of KINS capital stock valued at approximately $69 million (the “Business Combination”). The transaction has been approved by each of the Board of Directors of KINS, CXApp and Inpixon and is expected to be consummated in the fourth quarter of 2022, subject to regulatory and stockholder approval by the stockholders of KINZ and the satisfaction of certain other customary closing conditions.

The CXApp platform offers a suite of workplace experience solutions including an enterprise workplace application, events platform, indoor mapping and augmented reality technologies, targeting the emerging hybrid workplace market to provide enhanced experiences across people, places, and things.

Upon the closing of the Business Combination, the combined company is expected to operate under the name CXApp Inc. and remain a NASDAQ-listed public company trading under a new ticker symbol.

Mr. Khurram Sheikh, Chairman and Chief Executive Officer of KINS, said, “CXApp is a “category-maker” company that has developed the most engaging application for the hybrid workplace market, and we look forward to consummating this transaction. We believe that with its unique value proposition and technology leadership CXApp is well-positioned for substantial growth. We view the transaction valuation as highly attractive to investors. We believe that through our merger, coupled with the KINS team’s background in successfully building businesses, it has the potential to create significant value for stockholders over time.”

The description of the Business Combination contained herein is only a summary and is qualified in its entirety by reference to the Merger Agreement relating to the transaction. For additional information, see KINS’s Current Report on Form 8-K, which will be filed promptly and can be obtained at the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

Advisors

Skadden, Arps, Slate, Meagher and Flom LLP is serving as legal advisor to KINS and Mitchell Silberberg and Knupp LLP is acting as legal advisor to CXApp.

About CXApp Holding Inc

CXApp is a wholly owned subsidiary of Inpixon (Nasdaq: INPX), the innovator of Indoor Intelligence , delivering actionable insights for people, places and things. Combining the power of mapping, positioning and analytics, Inpixon helps to create smarter, safer, and more secure environments. The company's Indoor Intelligence and mobile app solutions are leveraged by a multitude of industries to optimize operations, increase productivity, and enhance safety. Inpixon customers can take advantage of industry leading location awareness, RTLS, workplace and hybrid event solutions, analytics, sensor fusion, IIoT and the IoT to create exceptional experiences and to do good with indoor data.

About KINS Technology Group

KINS Technology Group Inc is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. KINS Technology Group is focused on identifying and acquiring transformative technology businesses that are shaping the digital future and creating a new paradigm of communications and computing.

The five pillars of this new paradigm are next generation connectivity, open software, edge-cloud computing, predictive data analytics (AI), and immersive media technologies. We believe the world is at an inflection point and these technologies are accelerating digital transformation across all vertical market segments including IT, industrial, transportation, smart infrastructure, healthcare, education, agriculture, and entertainment.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts and may be accompanied by words that convey projected future events or outcomes, such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “target,” “aim,” “plan,” “project,” “forecast,” “should,” “would,” or variations of such words or by expressions of similar meaning. Such forward-looking statements, including statements regarding anticipated financial and operational results, projections of market opportunity and expectations, the estimated post-transaction enterprise value, the advantages and expected growth of the combined company, the cash position of the combined company following closing, the ability of CXApp and KINS to consummate the proposed Business Combination Agreement and the timing of such consummation, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that could cause the combined company’s actual results or outcomes to differ materially from those discussed in the forwardlooking statements include: CXApp’s limited operating history; CXApp’s ability to manage growth; CXApp’s ability to execute its business plan; CXApp’s estimates of the size of the markets for its business; CXApp’s ability to identify and integrate acquisitions; general economic and market conditions impacting demand for CXApp’s products and services; the inability to complete the proposed transactions; the inability to recognize the anticipated benefits of the proposed transactions, which may be affected by, among other things, the amount of cash available following any redemptions of Class A common stock of KINS by its public stockholders; the ability to meet Nasdaq’s listing standards following the consummation of the proposed transactions; costs related to the proposed transactions; and such other risks and uncertainties as are discussed in the proxy statement to be filed relating to the Business Combination Agreement. Other factors include the possibility that the proposed business combination does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions.

Each of CXApp and KINS expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CXApp’s or KINS’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

No Offer or Solicitation

This press release shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Business Combination. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the Transactions described herein, KINS intends to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/prospectus. The proxy statement/prospectus will be sent to all KINS stockholders. KINS will also file other documents regarding the proposed transactions with the SEC. Before making any voting or investment decision, investors and security holders of KINS are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transactions as they become available because they will contain important information about the proposed transactions.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by KINS through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by KINS may be obtained free of charge from KINS’s website at www.kins-tech.com or by written request to KINS at KINS Technology Group Inc., Four Palo Alto Square, Suite 200, 3000 El Camino Real, Palo Alto, CA 94306

Participants in the Solicitation

KINS and CXApp and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of KINS’ shareholders in connection with the business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the business combination of KINS’ directors and officers in KINS’ filings with the SEC, including KINS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 30, 2022. To the extent that holdings of KINS’s securities have changed from the amounts reported in KINS’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to KINS’s shareholders in connection with the business combination will be set forth in the proxy statement/prospectus filed as part of the Registration Statement on Form S-4 for the business combination, which is expected to be filed by KINS with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

For investor and media inquiries, please contact:

KINS Technology Group Inc

3000 El Camino Real

Four Palo Alto Square, Suite 200

Attn: Khurram P. Sheikh

khurram@kins-tech.com